Exhibit 99.1

               InterDigital Issues Revenue Guidance for
                         Fourth Quarter 2005

    KING OF PRUSSIA, Pa.--(BUSINESS WIRE)--Dec. 1, 2005--InterDigital Communications Corporation (Nasdaq:IDCC), a leading designer, developer and provider of wireless technology and product platforms, today announced that it expects fourth quarter 2005 revenue related to patent license royalties and technology solution agreements to be in the range of approximately $39 million to $42 million.
    InterDigital anticipates recurring patent licensing royalty revenue to be between approximately $36 million and $37 million for fourth quarter 2005. This royalty guidance is based on per-unit royalty reports received from the majority of current licensees. In addition, the company expects its revenues from technology solution agreements to contribute an additional $3 million to $5 million to fourth quarter 2005 revenue.
    Richard Fagan, InterDigital's Chief Financial Officer, noted, "We are pleased to close out 2005 with a solid fourth quarter which reflects the benefit of our expanding base of 3G patent licensees and continued contributions from technology customers. We expect full year 2005 recurring patent license royalties to be well over $100 million. For 2006, we remain optimistic about our prospects for growth as we continue to capitalize on opportunities in the growing 3G market."

    About InterDigital

    InterDigital Communications Corporation designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital's differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital's web site: www.interdigital.com. InterDigital is a registered trademark of InterDigital.

    This press release contains forward-looking statements regarding our current beliefs, plans and expectations as to fourth quarter 2005 revenue including revenues from patent licensing royalties and revenues from technology solution agreements and prospects for growth in 2006. Forward-looking statements are subject to risks and uncertainties. Actual outcomes could differ materially from those expressed in or anticipated by such forward-looking statements due to a variety of factors including, but not limited to, the receipt of new or updated royalty reports from current licensees, the execution of any new license agreements in 2005, unanticipated revisions to our expectations as to our progress toward completion of our agreements with General Dynamics and Philips, and the ability to enter into new license agreements in 2006.



    CONTACT: InterDigital Communications Corporation
             Media Contact:
             Jack Indekeu, 610-878-7800
             jack.indekeu@interdigital.com
                 or
             Investor Contact:
             Janet Point, 610-878-7800
             janet.point@interdigital.com